Exhibit 99.1

Anthera Pharmaceuticals Announces Completion of Interim Analysis from Phase 3 Trial with Blisibimod for Systemic Lupus Erythematosus

-- CHABLIS-SC1 study passes futility analysis and will continue to completion with an enhanced endpoint

-- Enrollment to be completed in 2015 with final data in Q3 2016

-- Recent encouraging EMA feedback on BRIGHT-SC design to be incorporated prior to interim

HAYWARD, Calif., Feb. 10, 2015 /PRNewswire/ -- Anthera Pharmaceuticals, Inc. (NASDAQ: ANTH) today announced the successful completion of an interim analysis of its Phase 3 trial (CHABLIS-SC1) of blisibimod in patients with Systemic Lupus Erythematosus and that the study should continue to completion as planned. An independent statistician conducted the interim futility analysis for the CHABLIS-SC1 study, evaluating the SRI-6 response at the 24 week time point. Enrollment in the trial is projected to conclude in mid-2015.

"While the results of the CHABLIS-SC1 interim futility analysis remain blinded to Anthera, we are very pleased that the study has passed this critical milestone and now look forward to finishing enrollment later this year," said Dr. Colin S. Hislop, Anthera's Chief Medical Officer.

Prior to the interim analysis and in response to recent input from the Company's Scientific Advisory Board following the publication of clinical data from other Lupus studies with BAFF inhibitors, the Company modified the primary endpoint of CHABLIS-SC1 from SRI-8 response to SRI-6 response, which was previously a secondary endpoint of the study.  SRI-8 will remain a key secondary endpoint of the study. The Systemic Lupus Erythematosus Response Index (SRI) is an approved endpoint recognized by the FDA for previously approved therapeutics.

"Based on the wealth of new information regarding the treatment of SLE and BAFF inhibition, we are fortunate to have had the opportunity to adjust our trial design," said Dr. Colin S. Hislop. "The SRI-6 endpoint has a history of consistency across multiple trials and represents the best possibility for success. Maintaining the SRI-8 endpoint as a key secondary endpoint can maximize our commercial opportunity for the severe patients we are enrolling in the CHABLIS-SC1 study."

Anthera has also completed a Scientific Advice Process meeting with the European Medicines Agency (EMA) regarding the blisibimod development program for the treatment of IgA Nephropathy (IgAN).  Earlier this quarter the Company obtained written feedback regarding the acceptability of a single pivotal study as the initial basis for a conditional market authorization application (MAA) in the European Union utilizing proteinuria as the primary endpoint.  In addition, the EMA also provided recommendations to address treatment duration, durability of response and need for re-treatment in the BRIGHT-SC study.  Anthera and its Japanese development partner Zenyaku Koygo Co., Ltd. plan to incorporate them in a protocol amendment prior to the planned interim analysis for the BRIGHT-SC study which will be completed later this quarter.

"We are pleased by the feedback from the EMA on the IgAN development program, which supports our global approach in IgAN.  This comes at a time when we are actively expanding our recruitment efforts throughout the world," said Dr. Colin S. Hislop.

About Anthera Pharmaceuticals

Anthera Pharmaceuticals is a biopharmaceutical company focused on developing and commercializing products to treat serious and life-threatening diseases, including systemic lupus erythematosus, IgA nephropathy, and exocrine pancreatic insufficiency due to cystic fibrosis.

About Blisibimod

Anthera is developing blisibimod, a selective inhibitor of B-cell activating factor (BAFF), to explore its clinical utility in various autoimmune diseases including systemic lupus erythematosus (SLE) and IgA nephropathy. Blisibimod is a novel FC-fusion protein, or peptibody, and is distinct from an antibody. BAFF is a tumor necrosis family member and is critical to the development, maintenance and survival of B-cells. Abnormal elevations of B-cells and BAFF may lead to an overactive immune response, which can damage normal healthy tissues and organ systems. Multiple clinical studies with BAFF antagonists have reported the potential benefit of BAFF inhibitors in treating patients with lupus and IgAN.

About Sollpura (liprotamase)

Sollpura is a soluble, stable and non-porcine enzyme product intended for the treatment of patients with Exocrine Pancreatic Insufficiency (EPI) due to cystic fibrosis, and potentially other diseases. EPI is characterized by low absorption of fat and other nutrients due to a reduction in digestive enzymes produced by the pancreas.  Unlike other enzyme products for EPI, Sollpura's chemical characteristics make it ideal for formulation as either a capsule or sachet product for co-administration with a variety of food products.

Safe Harbor Statement

Any statements contained in this press release that refer to future events or other non-historical matters, including statements that are preceded by, followed by, or that include such words as "estimate," "intend," "anticipate," "believe," "plan," "goal," "expect," "project," or similar statements, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on Anthera's expectations as of the date of this press release and are subject to certain risks and uncertainties that could cause actual results to differ materially as set forth in Anthera's public filings with the SEC, including Anthera's Annual Report on Form 10-K for the year ended December 31, 2013 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2014 .  Anthera disclaims any intent or obligation to update any forward-looking statements, whether because of new information, future events or otherwise, except as required by applicable law.

CONTACT: Dennis Lutz of Anthera Pharmaceuticals, Inc., dlutz@anthera.com or 510.856.5598.